EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated June 25, 2018 (the “Schedule 13D”), with respect to the common stock, par value $0.01 per share, of Oncobiologics, Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, and that this Joint Filing Agreement (this “Agreement”) shall be included as an Exhibit to the Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 25th day of June, 2018.

GMS Tenshi Holdings Pte. Limited

By:	/s/	Faisal G. Sukhtian
Name:		Faisal G. Sukhtian
Title:		Director

Ghiath M. Sukhtian

/s/ Ghiath M. Sukhtian

Arun Kumar Pillai

/s/ Arun Kumar Pillai